Exhibit 99.1

For Immediate Release	CONTACT:	Kristin Brown
Redwood Trust, Inc.		Investor Relations
Monday, April 30, 2018		(415) 384-3805

REDWOOD TRUST ANNOUNCES MINORITY INVESTMENT IN 5 ARCHES, LLC; EXCLUSIVE ONE-YEAR

PURCHASE OPTION FOR REMAINDER OF COMPANY

Mill Valley, CA – Monday, April 30, 2018 - Redwood Trust, Inc. (NYSE: RWT) today announced it has entered into an agreement to acquire a 20% minority interest in 5 Arches, LLC (“5 Arches”), an originator and asset manager of business-purpose residential mortgage loans, including loans for single-family rental, multifamily bridge, and fix-and-flip residential real estate. In connection with this 20% investment, Redwood will have exclusive access to 5 Arch’s single-family rental loan production, which includes up to four properties, as well as an option to purchase the remaining 80% interest in 5 Arches for a one-year period.

Founded in 2012 and based in Irvine, California, 5 Arches has originated over $1.3 billion of business-purpose residential mortgage loans since its inception. The firm has thoughtfully grown its production from approximately $150 million in 2015 to $470 million in 2017, and is off to a strong start in 2018 with first quarter production of over $175 million.

“We have admired the 5 Arches platform for some time, and could not think of a better partner to help jumpstart our business-purpose loan initiative” said Christopher Abate, President of Redwood Trust, Inc. “The opportunity for us is clear. Capital needs in this still emergent sector of housing finance continue to rise, and through our partnership with 5 Arches, we have the opportunity to address this demand while creating significant growth potential and accretive investments for our portfolio.”

Commenting on behalf of 5 Arches, CEO and Co-Founder Shawn Miller remarked, “Redwood recognizes the significant value and growth potential of the platform we have built. We look forward to having such a well-established and respected company as our strategic business partner.” Mr. Miller continued, “This transaction represents a pivotal moment in the evolution of 5 Arches, and together with Redwood, we are poised to take a leadership position in the single-family rental business and continue the accelerated growth of our multifamily and fix-and-flip businesses, respectively.”

Mr. Abate added, “Together with the 5 Arches team, we can meet the growing needs of housing investors across the country who value the customized financing solutions and reliable execution that Redwood has offered the prime residential mortgage market since 1994.”

An investor presentation with additional details on the transaction is available under “Presentations” in the Newsroom section of Redwood’s website at www.redwoodtrust.com.